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                                                                  EXECUTION COPY
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                          SECURITIES PURCHASE AGREEMENT

          SECURITIES PURCHASE AGREEMENT (the "Agreement"), dated as of April 21, 1999, between CELTRIX PHARMACEUTICALS INC., a Delaware corporation (the "Company"), and ELAN INTERNATIONAL SERVICES, LTD., a Bermuda exempted company ("EIS").

                                R E C I T A L S:

          A. The Company desires to issue and sell to EIS, and EIS desires to purchase from the Company, 1,508,751 shares of Common Stock of the Company at a price of U.S$1.657 per share (the "Common Stock"), which shall be issued to EIS pursuant to this Agreement. The Company desires to issue and sell to EIS, and EIS desires to purchase from the Company, 8010 shares, consisting of all of the issued and outstanding shares, of a newly-created series of convertible/ exchangeable preferred stock, captioned Series A Preferred Stock (the
"Series A Preferred Stock"), which shall be issued to EIS pursuant to this Agreement. The Company also desires to issue and sell to EIS, and EIS desires to purchase from the Company from time to time, as provided herein, up to 4,800 shares of the Series B Convertible Preferred Stock at a price of U.S.$1,000.00 per share (the "Series B Preferred Stock"; together with the Series A Preferred Stock, the "Preferred Stock" or the "Securities") which Securities shall be issued to EIS pursuant to this Agreement, in accordance with its terms and subject to the conditions contained herein. The rights, preferences and privileges of the Preferred Stock are as set forth in the Amended and Restated Certificate of Incorporation of the Company (the "Amended and Restated Certificate of Incorporation") in the form attached hereto as Exhibit A.

          B. The Company and EIS have previously caused to be formed Celtrix Newco, Ltd., a Bermuda exempted company ("Newco"), and pursuant to the terms of a Subscription, Joint Development and Operating Agreement dated as of the date hereof (as amended at any time, the "JDOA"), simultaneously with the transactions contemplated by this Agreement: (i) the Company shall acquire 9,612 ordinary shares of Newco, par value U.S.$1.00 per share (the "Newco Common Stock"), and (ii) EIS shall acquire 2,388 shares of Newco Common Stock; and, as of the date hereof, Newco has entered into license agreements with (i) ELAN CORPORATION, PLC, an Irish public limited company and parent corporation of EIS ("Elan"; such agreement, as amended at any time, the "Elan License Agreement"), and (ii) the Company (as amended at any time, the "Celtrix License Agreement"; together with the Elan License Agreement, the "License Agreements").

          C. The Company and EIS are executing and delivering on the date hereof a Registration Rights Agreement, in the form attached hereto as Exhibit B (as amended at any time, the "Celtrix Registration Rights Agreement"), in respect of the Common Stock underlying the Series A Preferred Stock and the Series B Preferred Stock, and any other Common Stock of the Company that is issued to EIS or any of its affiliates or permitted transferees upon any stock split, stock dividend, recapitalization or similar event affecting the Series A Preferred Stock or the Series B Preferred Stock or the Common Stock issued or issuable on conversion thereof. The


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Company, EIS and Newco are executing and delivering on the date hereof a
Registration Rights Agreement in the form attached hereto as Exhibit C (as amended at any time, the "Newco Registration Rights Agreement"). Additionally, the Company and EIS are executing and delivering on the date hereof a Funding Agreement in the form attached hereto as Exhibit D (the "Funding Agreement"; together with this Agreement, the Amended and Restated Certificate of Incorporation, the JDOA, the Newco Registration Rights Agreement, the Celtrix Registration Rights Agreement, the License Agreements and each other document or instrument executed and delivered in connection with the transactions contemplated hereby and by the JDOA, the "Transaction Documents"), pursuant to which each of the Company and EIS have agreed to provide certain funds to Newco.


                               A G R E E M E N T:

          The parties agree as follows:

          SECTION 1. Closing. (a) Time and Place. The closing of the transactions contemplated hereby (the "Closing") shall occur on the date hereof (the "Closing Date"), at the offices of counsel to EIS in New York City.

          (b) Issuance of Securities. At the Closing, the Company shall issue and sell to EIS, and EIS shall purchase from the Company 1,508,751 shares of Common Stock and 8,010 shares of Series A Preferred Stock. In addition, the Company shall issue shares of Series B Preferred Stock as set forth in Section 1(g) hereof.

          (c) Purchase Price. The purchase price (the "Purchase Price") shall be the sum of (i) $8.01 million for the Series A Preferred Stock and (ii) $2.5 million for the Common Stock.

          (d) Delivery. At the Closing:

          (i) EIS shall pay the Purchase Price, by wire transfer to an account designated by the Company and the parties hereto shall execute and deliver to each other, as applicable: (A) certificates for the Common Stock and the Series A Preferred Stock; (B) the Celtrix Registration Rights Agreement; (C) the Newco Registration Rights Agreement; (D) the JDOA;
    (E) the Amended and Restated Certificate of Incorporation, as theretofore filed with the Secretary of State of the State of Delaware; (F) the License Agreements; (G) the Funding Agreement; (H) certificates as to the incumbency of the officers of the Company executing this Agreement; and (I) each of the other documents or instruments to be executed in connection herewith.

          (ii) The Company shall cause to be delivered to EIS an opinion of counsel in form attached hereto as Exhibit E.

          (e) Exemption from Registration. The Securities and any underlying shares of Common Stock or Preferred Stock will be issued under an exemption or exemptions from


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registration under the Securities Act of 1933, as amended (the "Securities
Act"); accordingly, the certificates evidencing the Series A Preferred Stock and Series B Preferred Stock, and any shares of Preferred Stock or Common Stock or other securities issuable upon the exercise, conversion or exchange of any of the Securities shall, upon issuance, contain a legend, substantially in the form as follows:

    THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY SECURITIES LAWS OF A STATE OR OTHER JURISDICTION AND MAY NOT UNDER ANY CIRCUMSTANCES BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF (OTHER THAN TO AN AFFILIATE OF THE ORIGINAL HOLDER) EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, OR
    (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULE UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES) TOGETHER WITH AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS.

          (f) Registration Rights Agreement. On the date hereof, each of the Company and EIS is executing and delivering the Celtrix Registration Rights Agreement, in respect of the Common Stock underlying the Series A Preferred Stock and the Series B Preferred Stock, and any other Common Stock of the Company that is issued to EIS or any of its affiliates or permitted transferees upon any stock split, stock dividend, recapitalization or similar event affecting the Series A Preferred Stock or the Series B Preferred Stock or the Common Stock issued or issuable on conversion thereof.

          (g) Series B Preferred Stock. The Company shall issue and sell to EIS, and EIS shall purchase from the Company, from time to time, shares of Series B Preferred Stock, up to a maximum of 4,800 shares, in accordance with the following terms and conditions:

             (i) Each purchase and sale shall be made at such time that Newco's board of directors shall have determined that funding is required under the JDOA, in accordance with the terms thereof, and Newco shall have provided written notice thereof to EIS and to the Company; the proceeds of the Series B Preferred Stock shall be used solely to satisfy the Company's obligation to provide such funding;

             (ii) The price per share shall be U.S.$1,000.00, and shares shall be issued only in 250-share increments;


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             (iii) A condition to each such purchase shall be (A) that it shall occur prior to the date that is 24 months after the date hereof and
    (B) that there is no material breach or default by the Company hereunder or under the JDOA or the Funding Agreement and the representations herein shall be true and correct in all material respects as of the date made and as of the proposed funding date (updated as to SEC Filings and similar matters); and

             (iv) Purchases and sales of shares of Series B Preferred Stock shall be made upon at least 10 days' written notice from the Company to EIS, which notices shall set forth a closing date; on each such closing date,
    (x) EIS shall fund the amount required to purchase such shares, as provided herein, and (y) the Company shall cause to be delivered to EIS a certificate or certificates in respect thereof and a confirmation that the conditions described in clause (iii) above have been satisfied.

          SECTION 2. Representations and Warranties of the Company. The Company hereby represents and warrants to EIS, as of the Closing (and any later date of funding of any Series B Preferred Stock, as provided herein), and except as set forth on the applicable schedules hereof, as follows:

          (a) Organization. The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to consummate the transactions contemplated hereby. The Company is qualified and in good standing to do business in the State of California, which constitutes all the jurisdictions in which the nature of the business conducted or the property owned by it requires such qualification, except where the failure to so qualify would not have a material adverse effect on the business, prospects, properties or condition (financial or otherwise) of the Company (a "Material Adverse Effect").

          (b) Capitalization. (i) The authorized capital stock of the Company as of the date hereof consisted of 60 million shares of Common Stock, of which 25,061,053 were issued and outstanding, and 10 million shares of Preferred Stock, of which (A) 10,000 are designated as Series A Preferred Stock, none of which were issued or outstanding, and (B) 9,000 are designated as Series B Preferred Stock, none of which shares were issued and outstanding.

               (ii) Except as listed in Schedule 2(b) and in the Company's filings with the Securities and Exchange Commission on or prior to the date hereof (the "SEC Filings"), as of the Closing Date there are no options, warrants or other rights outstanding to purchase, subscribe for or otherwise acquire, or any securities convertible into, any of the Company's authorized capital stock. Other than as set forth in this Agreement and as described in
Schedule 2(b), there are no agreements, arrangements or understandings concerning the voting, acquisition or disposition of any of the Company's outstanding securities to which the Company is a party or of which it is otherwise aware, and, other than as set forth in Schedule 2(b) or in the Registration Rights Agreement, there are no agreements to register any of the Company's outstanding securities under the U.S. Federal securities laws.


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               (iii) All of the outstanding shares of capital stock of the
Company have been issued in accordance with applicable state and federal laws and regulations governing the sale and purchase of securities, all of such shares of have duly and validly issued and are fully paid and non-assessable, and none of such shares carries preemptive or similar rights.

          (c) Authorization of Transaction Documents. The Company has full corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents, and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Company of the Transaction Documents have been duly authorized by all requisite corporate actions by the Company; and the Transaction Documents, including the issuance and sale of the Securities, when executed and delivered by the Company, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

          (d) No Violation. Subject to compliance with applicable requirements of the Securities Act or any other applicable securities laws of a state or other jurisdiction, the execution, delivery and performance by the Company of the Transaction Documents, including the issuance and sale of the Securities, and compliance with the provisions thereof, will not (i) violate any provision of applicable law, statute, rule or regulation applicable to the Company or any ruling, writ, injunction, order, judgment or decree of any court, arbitrator, administrative agency or other governmental body applicable to the Company or any of their respective properties or assets or (ii) conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of, any Encumbrance (as defined below) upon any of the properties or assets of the Company under its Certificate of Incorporation, as amended, or bylaws, or any contract to which the Company is a party, except where such violation, conflict or breach would not, individually or in the aggregate, have a Material Adverse Effect. As used herein, "Encumbrance" shall mean any liens, charges, encumbrances, equities, claims, options, proxies, pledges, security interests, or other similar rights of any nature that would, individually or in the aggregate, have a Material Adverse Effect.

          (e) Approvals. No material permit, authorization, consent or approval of or by, or any notification of or filing with, any person or entity (governmental or otherwise) is required in connection with the execution, delivery or performance of the Transaction Documents, including the issuance and sale of the Securities, by the Company, other than any applicable notice and filing requirements under state blue sky laws, the Securities Act and the Hart-Scott-Rodino Antitrust Improvements Act (upon conversion and/or exchange of the Series A Preferred Stock and the Series B Preferred Stock).

          (f) Filings, Taxes and Financial Statements. (i) The Company has filed its annual report on Form 10-K for the fiscal year ended March 31, 1998 (the "Annual Report"), its related proxy materials and the quarterly reports on Form 10-Q for the quarters ended June 30, 1998, September 30, 1998 and December 31, 1998 (the "Quarterly Reports") with the Securities and Exchange Commission and any other required person or entity (governmental or otherwise) in a


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timely manner and as otherwise required by applicable laws and regulations, including the federal securities acts. The audited financial statements of the Company for the fiscal year ended March 31, 1998 included in the Annual Report (the "Audited Financial Statements"), and the Company's unaudited balance sheet for the period ending December 31, 1998, together with the accompanying statements of operations and cash flows including the notes thereto (the "December Financial Statements"; collectively, with the Audited Financial Statements, the "Financial Statements") are accurate and complete in all material respects and fairly present the financial condition of the Company as at the dates thereof and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated (except as may be otherwise indicated in such financial statements or the notes thereto), subject, in the case of the December Financial Statements, to normal year-end audit adjustments (which shall not be material in the aggregate) and the absence of footnote disclosures. The Company has not incurred and is not liable for any material obligations or liabilities except as set forth in the December 31, 1998 balance sheet or as otherwise disclosed in writing to EIS.

          (ii) The Company has filed in a timely manner all material federal, state, local and foreign tax returns, reports and filings (collectively, "Returns"), including income, franchise, property and other taxes, and has paid or accrued the appropriate amounts reflected on such Returns. None of the Returns have been audited or challenged, nor has the Company received any notice of challenge nor have any of the amounts or other data included in the Returns been challenged or reviewed by any governmental authority.

          (iii) As of the Closing Date, the Company does not maintain, sponsor, is not required to make contributions to or otherwise have any liability with respect to any pension, profit sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, performance share, bonus or other incentive plan.

          (g) Properties and Assets; Etc. (i) The Company does not own any interest in real property, and (ii) the Company owns or has the right to use pursuant to license, sub-license, agreement or permission all Intellectual Property which, to the Company's knowledge, is necessary for the operation of its business as presently conducted, including patents, patent applications, continuations, continuations-in-part, extensions, trademarks and trademark applications, know-how and other intellectual property, as reflected in the Financial Statements, subject in each case, to no Encumbrances required to be disclosed in the Financial Statements except as set forth therein. Except as set forth on Schedule 2(g), (A) all of the Company's patents, trademarks, service marks, trade names, and copyrights which are owned by the Company are owned free and clear of all liens, claims and encumbrances and are valid and duly issued or existing; none of the Company's rights in or use of such patents, trademarks, service marks, trade names or copyrights has been or, to the Company's knowledge, is currently being threatened to be, challenged; to the Company's knowledge, no current or currently planned product based upon the Company's intellectual property would infringe any patent, trademark, service mark, trade name or copyright of any other person or entity issued or pending on the Closing Date if the Company were to distribute, sell or manufacture such products; and the

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Company is not aware, after due inquiry, of any actual or threatened claim by any person or entity alleging any infringement by the Company of a patent, trademark, service mark, trade name or copyright possessed by such Person; (B) all of such patents, trademark registrations, service mark registrations, trade name registrations and copyrights and copyright registrations, whether foreign or domestic, have been duly issued and have not been canceled, abandoned, or otherwise terminated; and (C) all of the Company's patent applications, trademark applications, service mark applications, trade name applications and copyright applications have been duly filed.

          (ii) Each of the contracts listed as an exhibit to the Company's Annual Report (each, a "Contract") is a legal and valid agreement binding upon each of the parties thereto and is in full force and effect and, to the best knowledge of the Company, there is no breach or default by any party thereunder. Such Contracts constitute all material agreements, arrangements or understandings required to be included in such Annual Report under Securities and Exchange Commission regulations promulgated in connection therewith.

          (iii) The Company has and maintains adequate and sufficient insurance, including liability, casualty and products liability insurance, covering risks associated with its business, properties and assets, including insurance that is customary for companies similarly situated.

          (iv) To its best knowledge, the Company, its business and properties and assets are in compliance, in all material respects, with all applicable laws and regulations, including without limitation, those relating to (a) health, safety and employee relations, (ii) environmental matters, including the discharge of any hazardous or potentially hazardous materials into the environment, and (iii) the development, commercialization and sale of pharmaceutical and biotechnology products, including all applicable regulations of the U.S. Food and Drug Administration and comparable foreign regulatory authorities.

          (h) Absence of Changes. From December 31, 1998 until the Closing, there has not been (a) any change having a Material Adverse Effect in the business, properties, condition (financial or otherwise), operations or prospects of the Company; (b) any damage, destruction or loss, whether or not covered by insurance having a Material Adverse Effect; (c) any declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) in respect of the capital stock of the Company, or any redemption or other acquisition of such stock by the Company except for the repurchase of such stock pursuant to the termination of employees or consultants; (d) any disposal or lapse of any trade secret, invention, patent, patent application or continuation (in whole or in part) trademark, trademark registration, service mark, service mark registration, copyright, copyright registration, or any application therefor or filing in respect thereof (collectively, and together with any and all know-how, trade secrets and proprietary business of technology information, the "Intellectual Property");
(e) loss of the services of any of the key officers or key employees of the Company; (f) any incurrence of or entry into any liability, mortgage, Encumbrance, commitment or transaction, including without limitation, any borrowing (or assumption or guarantee thereof) or guarantee of a third party's obligations; or (g) any material change by the Company in accounting methods or principles or (h) any change in the assets, liabilities, condition (financial or otherwise), results of

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operations or prospects of the Company, except changes in the ordinary course of business that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect.

          (i) No Liabilities. Except as set forth in the SEC Filings or Schedule 2(i), the Company has not incurred or suffered any individual liability or obligation, matured or unmatured, contingent or otherwise, that exceeds U.S.$100,000, other than in the ordinary course of business and that has not, individually or in the aggregate with any other such liabilities or obligations, had a Material Adverse Effect.

          (j) Legal Proceedings, etc. There is no legal, administrative, arbitration or other action or proceeding or governmental investigation pending or to the Company's knowledge threatened against the Company, or any director, officer or employee of the Company. The Company is not in violation of or default under, any material laws, judgments, injunctions, orders or decrees of any court, governmental department, commission, agency, instrumentality or arbitrator known by the Company, or which reasonably should be expected to be known by the Company, to be applicable to it or its business that, if determined adversely to the Company, (i) may have a Material Adverse Effect on the Company or any of its properties or assets or (ii) disturb or challenge the validity or performance of this Agreement or the other Transaction Documents to which the Company is a party.

          (k) Disclosure. The Company's SEC Filings and the representations and warranties set forth herein and in the other Transaction Documents, when viewed collectively, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein and therein not misleading.

          (l) Brokers or Finders. The Company has not retained any investment banker, and is not liable for any fee or payment to any such person, broker or finder in connection with the transactions contemplated by the Transaction Documents.

          (m) Year 2000. The Company, uses, licenses, leases or owns, directly or indirectly, by or on behalf of or for the account of the Company, whether in development, in production form or otherwise, electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, input data, routines, data bases, report layouts, formats, record file layouts, diagrams, functional specifications, narrative descriptions, flow charts and other related material (the "Software") which to the Company's best knowledge, correctly recognizes and processes four-digit year-dates, including the correct recognition of February 29th during the leap year, and will continue to function properly with regard to dates before, during and after transition to the year 2000.

          SECTION 3. Representation and Warranties of EIS. EIS hereby represents and warrants to the Company, as of the date hereof, as follows:

          (a) Organization. EIS is an exempted company duly organized and validly existing and in good standing under the laws of Bermuda and has all requisite corporate power


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and authority to own and lease its properties, to carry on its business as presently conducted and as proposed to be conducted and to consummate the transactions contemplated hereby. EIS is qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted or the property owned by it requires such qualification, except where the failure to so qualify would not reasonably be expected to have a Material Adverse Effect on EIS.

          (b) Authorization of Agreement. EIS has full legal right, power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, and to purchase and accept the Preferred Stock, and perform its obligations hereunder, which have been duly authorized by all requisite corporate action. The execution, delivery, and performance by EIS of this Agreement and each other Transaction Document to which it is a party, have been duly authorized by all requisite actions by EIS; and this Agreement and each other Transaction Document to which it is a party, including the purchase of Securities have been duly executed and delivered by and are the valid and binding obligations of EIS, enforceable against it in accordance with its terms.

          (c) No Conflicts. The execution, delivery and performance by EIS of this Agreement and each Transaction Document, the purchase and acceptance of the Preferred Stock and compliance with provisions hereof and thereof by EIS, will not (i) violate any provisions of applicable law, statute, rule or regulation applicable to EIS or any ruling, written, injunction, order, judgment or decree of any court, arbitration, administrative agency of other governmental body applicable to EIS of any of its properties or assets or (ii) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with notice or lapse of time to both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of EIS under the Memorandum and Articles of Association of EIS or any material contract to which EIS is party, except where such violation conflict or breach would not, individually or in the aggregate, have a Material Adverse Effect on EIS.

          (d) Approvals. No permit, authorization, consents or approval of or by, or any notification of or filing with, any person or entity (governmental or otherwise) is required in connection with the execution, delivery or performance of this Agreement or the Transaction Documents by EIS.

          (e) Investment Representations. (i) EIS is sophisticated in transactions of this type and capable of evaluating the merits and risks of the transactions described herein and in the other Transaction Documents, and has the capacity to protect its own interests. EIS has not been formed solely for the purpose of entering into the transactions described herein and therein and is acquiring the Securities for investment for its own account, not as a nominee or agent, and not with the view to, or for resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect interest, beneficial or otherwise in the Securities; provided, that EIS shall be permitted to convert or exchange such Securities.

          (ii) EIS has not and does not intend to enter into any contract, undertaking, agreement or arrangement with any person or entity to sell, transfer or pledge the Securities.


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          (iii) EIS acknowledges its understanding that the private placement and sale of the Securities is exempt from registration under the Securities Act and Section 4(2) of the Securities Act and the provisions of Regulation D promulgated thereunder ("Regulation D"). In furtherance thereof, EIS represents and warrants that it is an "accredited investor" as that term is defined in Regulation D, has the financial ability to bear the economic risk of its investment, has adequate means for providing for its current needs and personal contingencies and has no need for liquidity with respect to its investment in the Company.

          (iv) EIS agrees that it shall not sell or otherwise transfer any of the Securities without registration under the Securities Act or pursuant to an opinion of counsel reasonably satisfactory to the Company's counsel that an exemption from registration is available, and fully understands and agrees that it must bear the total economic risk of its purchase for an indefinite period of time because, among other reasons, none of the Securities have been registered under the Securities Act or under the securities laws of any applicable state or other jurisdiction and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless subsequently registered under the Securities Act and under the applicable securities laws of such states or jurisdictions or an exemption from such registration is available. EIS understands that the Company is under no obligation to register the Securities on its behalf with the exception of certain "demand" and "piggyback" registration rights, with respect to certain of the Securities, as provided in the Celtrix Registration Rights Agreement. EIS understands the lack of liquidity and restrictions on transfer of the Securities and that this investment is suitable only for a person or entity of adequate financial means that has no need for liquidity of this investment and that can afford a total loss of its investment.

          (f) Brokers or Finders. EIS has not retained any investment banker, broker, finder or person or entity acting in a similar capacity, and is not liable for any fee or payment to any such person, in connection with the transactions contemplated by the Transaction Documents.

          (g) Litigation. There is no litigation or governmental, administrative, arbitration or other action or proceeding or governmental investigation pending or to EIS's knowledge threatened against EIS or any director or officer or employee thereof that, if determined adversely to EIS,
(i) may have a Material Adverse Effect on EIS or any of its properties or assets or (ii) disturb or challenge the validity or performance of this Agreement or the other Transaction Documents to which EIS is a party.

          SECTION 4. Covenants of the Parties. (a) Operating Covenants. From and after the Closing Date and until the earlier to occur of the exercise or expiration of the Exchange Right (as such term is defined in Section 5 hereof) the Company shall not without the prior written consent of EIS encumber, pledge or otherwise affect, in any respect, its ownership of any shares of Newco owned by the Company or transferable to EIS upon exercise by EIS of the Exchange Right or its ability to permit EIS to exercise the Exchange Right, in full, as provided herein.

          (b) Fully-diluted Stock Ownership. Notwithstanding any other provision of this Agreement, in the event that EIS shall have determined that at any time it (together with its


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affiliates or subsidiaries, if applicable) holds or has the right to receive
Common Stock (or securities or rights, options or warrants exercisable, exchangeable or convertible for or into Common Stock) representing in the aggregate in excess of 19.9% of the Company's outstanding Common Stock on a fully diluted basis (assuming the exercise, exchange or conversion of such securities beneficially owned by EIS or its affiliates, but not the exercise, exchange or conversion of any other similar securities), EIS shall have the right, in its sole discretion, rather than acquiring such securities from the Company, to exchange such number of securities, as are necessary to bring its holdings to below the excess of 19.9% of the voting securities of the Company, for non-voting, convertible liquidation preferred stock of the Company (which shall be reasonably satisfactory to each of the Company and EIS), which equity securities shall be entitled to all of the other rights and benefits of the Common Stock. In the event that EIS shall undertake to exercise such right, EIS shall retain the additional right to exchange such new class of equity security for Common Stock, in its discretion on terms that are mutually agreeable to the Company and EIS.

          Each of the Company and EIS shall use commercially reasonable effort to effect such transactions and any required subsequent conversions or adjustments to such securities, on a quarterly basis, within 10 business days of the end of EIS' fiscal quarter.

          (c) Use of Proceeds. The Company shall use the proceeds of (i) the issuance and sale of the Series A Preferred Stock solely to meet its initial capitalization and its initial funding obligations to Newco as described in the License Agreements and the JDOA, and (ii) the issuance and sale of the Series B Preferred Stock solely to meet its developmental funding obligations as described in the JDOA and the Funding Agreement.

          (d) Confidentiality; Non-disclosure. (i) Subject to clauses (ii),
(iii) and (iv) below, from and after the date hereof, and except as may be required by applicable law or judicial or administrative process, neither the Company nor EIS (nor their respective affiliates) shall disclose to any person or entity this Agreement or the other Transaction Documents or the contents thereof or the parties thereto, except that such parties may make such disclosure to their directors, officers, employees and advisors, so long as they shall have advised such persons of the obligation of confidentiality herein and for whose breach or default the disclosing shall be responsible; it being understood that the Company will file this Agreement with the Securities and Exchange Commission pursuant to applicable law. The non-disclosing party shall be entitled to seek injunctive or other equitable relief in respect of any breach or threatened breach of the foregoing covenants without the requirement of posting a bond or other collateral.

               (ii) Prior to issuing any press release or public disclosure in respect of this Agreement or the transactions contemplated hereby, the party proposing such issuance shall obtain the consent of the other party to the contents thereof, which consent shall not be unreasonably withheld or delayed; it being understood that if such second party shall not have responded to such consent request within one business day, such consent shall be deemed given.

               (iii) This Section 4(d) shall not be construed to prohibit disclosure by the receiving party of any information which has not been previously determined to be confidential by the disclosing party, or which shall have become publicly disclosed (other than by breach of the receiving party's obligations hereunder).

               (iv) To any investor pursuant to any appropriate request for information, so long as such investor shall have executed a confidentiality agreement in customary form.

          (e) Covenants. Until such time that the Series B Preferred Stock has been converted, redeemed or otherwise repaid in full, the Company shall not, without the prior written consent of EIS, (1) change its business or any material line of business in any material respect, (2) create or cause to be issued any shares of any class or series of preferred stock that shall be senior, in right to receive dividends, payments upon liquidation or otherwise, to the Series B Preferred Stock, (3) incur any indebtedness or obligation other than working capital and/or equipment financings, that shall be customary for companies with similar financial profiles to the Company, (4) enter into any material transaction with any affiliate or any director, officer or employee of the Company or any such affiliate other than on such terms that are no less favorable to the Company than would be entered into with an unaffiliated third party, or (5) encumber the shares of Newco Common Stock owned by the Company and transferable to EIS upon exercise by EIS of its right to exchange the Series A Preferred Stock for shares of Newco Common Stock.

          (f) Further Assurances. From and after the date hereof, each of the parties hereto agree to do or cause to be done such further acts and things and deliver or cause to be delivered to each other such additional assignments, agreements, powers and instruments, as each may reasonably require or deem advisable to carry into effect the purposes of the Transaction Documents.

          SECTION 5. Company Board of Directors. For so long as (i) EIS and/or its affiliates or subsidiaries collectively own securities that represent ownership of at least 10% of the Common Stock (or securities convertible, exchangeable or exercisable for or into Celtrix Common Stock) on a fully diluted basis, assuming the exercise, conversion or exchange by EIS and its affiliates of Preferred Stock to Common Stock, EIS shall be entitled to appoint one director ("EIS Director") to the Company's board of directors who shall be reasonably acceptable to the Company; provided, however, that the Company reserves the right to exclude such EIS Director from any material or meeting or portion thereof if the other Board members believe in good faith that such exclusion is reasonably necessary to protect confidential proprietary information, competitive or similar reasons.

          SECTION 6. Survival and Indemnification. (a) Survival Period. The representations and warranties of the Company and EIS contained herein shall survive for a period of 24 months from and after the date hereof.

          (b) Indemnification. In addition to all rights and remedies available to the parties hereto at law or in equity, the parties (each, in such capacity, an "Indemnifying Party"; together, "Indemnifying Parties") shall indemnify each other as corporate entities (EIS and the Company), its stockholders, officers, directors and assigns, their affiliates, and its affiliates' stockholders, officers, directors, employees, agents, representatives, successors and assigns (collectively, the "Indemnified Person"), and save and hold each Indemnified Person harmless from and against and pay on behalf of or reimburse each such Indemnified Person, as and when incurred, for any and all loss, liability, demand, claim, action, cause of action, cost, damage, deficiency, tax, penalty, fine or expense, whether or not arising out of any claims by or on behalf of such Indemnified Person or any third party, including interest, penalties, reasonable attorneys' fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing (collectively, "Losses"), that any such Indemnified Person may suffer, sustain incur or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

               (i) any misrepresentation or breach of warranty on the part of the Indemnifying Party in the case of the Company under Section 2 of this Agreement or in the case of EIS under Section 3 of this Agreement or any of the other Transaction Documents; or

               (ii) any nonfulfillment, default or breach of any covenant or agreement on the part of the Indemnifying Party under Section 4 of this Agreement or any of the other Transaction Documents.

          (c) Maximum Recovery. Notwithstanding anything in this Agreement to the contrary, in no event shall the Indemnifying Parties be liable in the case of the Company for indemnification under this Section 7 in an amount in excess of, in the case of the Company, $4.8 million or, in the case of EIS, $100,000. No Indemnified Person shall assert any such claim unless Losses in respect thereof incurred by any Indemnified Person, when aggregated with all previous Losses hereunder, equal or exceed U.S.$50,000, but at such time that an Indemnified Person is entitled to assert a claim, such claim shall include all Losses covered by this Section 7.

          (d) Exception. Notwithstanding the foregoing, upon judicial determination that is final and no longer appealable, that the act or omission giving rise to the indemnification set forth above resulted primarily out of or was based primarily upon the Indemnified Person's negligence (unless such Indemnified Person's negligence was based upon the Indemnified Person's reliance in good faith upon any of the representations, warranties, covenants or promises made by the Indemnifying Party herein) the Indemnifying Party shall not be responsible for any Losses sought to be indemnified in connection therewith, and the Indemnifying Party shall be entitled to recover from the Indemnified Person all amounts previously paid in full or partial satisfaction of such indemnity, together with all costs and expenses (including reasonable attorneys fees) of the Indemnifying Party reasonably incurred in connection with the Indemnified Person's claim for indemnity, together with interest at the rate per annum publicly announced by Morgan Guaranty Trust Company as its prime rate from the time of payment of such amounts to the Indemnified Person until repayment to the Indemnifying Party.

          (e) Investigation. All indemnification rights hereunder shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby to the extent provided in Section 7(g) below, irrespective of any investigation, inquiry or examination made for or on behalf of, or any knowledge of the

Indemnified Person or the acceptance of any certificate or opinion.

          (f) Contribution. If the indemnity provided for in this Section 7 shall be, in whole or in part, unavailable to any Indemnified Person, due to
Section 7(b) being declared unenforceable by a court of competent jurisdiction based upon reasons of public policy, so that Section 7(b) shall be insufficient to hold each such Indemnified Person harmless from Losses which would otherwise be indemnified hereunder, then the Indemnifying Party and the Indemnified Person shall each contribute to the amount paid or payable for such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Person on the other, but also the relative fault of the Indemnifying Party and be in addition to any liability that the Indemnifying Party may otherwise have. The indemnity, contribution and expense reimbursement obligations that the Indemnifying Party has under this Section 7 shall survive the expiration of the Transaction Documents. The parties hereto further agree that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not the Indemnified Person is a formal party to any such lawsuit, claims or other proceedings.

          (g) Limitation. No claim shall be brought by an Indemnified Person in respect of any misrepresentation or breach of warranty under this Agreement after 24 months from the date hereof; and any claim for nonfulfillment, default or breach of any covenant shall be brought within one year of the date of that such Indemnified Person became aware or should have become aware of the nonfulfillment, default or breach. Except as set forth in the previous sentence and in Section 7(c) above, this Section 7 is not intended to limit the rights or remedies otherwise available to any party hereto with respect to this Agreement or the Transaction Documents.

          SECTION 7. Notices. All notices, demands and requests of any kind to be delivered to any party in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally or hand delivered or if sent by an internationally-recognized overnight delivery, by facsimile or by registered or certified airmail, return receipt requested and postage prepaid, addressed as follows:

                  (i) if to the Company, to:

                  Celtrix Pharmaceuticals Inc.
                  2033 Gateway Place
                  Suite 600
                  San Jose, CA 95110
                  Attn: Andreas Sommer
                  Facsimile: (408) 573-6228

                  with a copy to:

                  Venture Law Group
                  2800 Sand Hill Road

                  Menlo Park, CA 94025
                  Attention: Ned Ruffin
                  Facsimile: (650) 233-8386

                  (ii) if to EIS, to:

                  Elan International Services, Ltd.
                  Flatts, Smiths Parish
                  Bermuda, FL 04
                  Attention: Director
                  Facsimile:  (441) 292-2224

                  with a copy to:

                  Brock Silverstein LLC
                  153 East 53rd Street , 56th Floor
                  New York, New York 10022
                  Attention: David Robbins, Esq.
                  Facsimile:  (212) 371-2000

or to such other address as the party to whom notice is to be given may have furnished to the other party hereto in writing in accordance with provisions of this Section 8. Any such notice or communication shall be deemed to have been effectively given (i) in the case of personal or hand delivery, on the date of such delivery, (ii) in the case of an internationally-recognized overnight delivery service, on the second business day after the date when sent, (iii) if sent by facsimile, upon electronic confirmation of successful transmission and
(iv) in the case of mailing, on the fifth business day following that day on which the piece of mail containing such communication is posted. Notice hereunder may be given on behalf of the parties by their respective attorneys.

          SECTION 8. Entire Agreement. This Agreement and the other Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings among the parties with respect thereto.

          SECTION 9. Amendments. This Agreement may not be modified or amended, or any of the provisions hereof waived, except by written agreement of the Company and EIS.

          SECTION 10. Counterparts and Facsimile. The Transaction Documents may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute one agreement. Each of the Transaction Documents may be signed and delivered to the other party by facsimile transmission; such transmission shall be deemed a valid signature.

          SECTION 11. Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of the Agreement.

          SECTION 12. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive (as opposed to procedural) laws of the State of New York, without giving effect to principles thereof relating to conflicts of laws

          SECTION 13. Disputes. Any dispute under the Transaction Documents that is not settled by mutual consent shall be finally adjudicated by any federal or state court sitting in the County, City and State of New York; and each party consents to the exclusive jurisdiction of such courts (and any appellate court therefrom) over any such dispute.

          SECTION 14. Expenses. Each of the parties shall be responsible for its own costs and expenses incurred in connection with the transactions contemplated hereby and by the other Transaction Documents.

          SECTION 15. Schedules, etc. All statements contained in any exhibit or schedule delivered by or on behalf of the parties hereto, or in connection with the transactions contemplated hereby, are an integral part of this Agreement and shall be deemed representations and warranties hereunder.

          SECTION 16. Assignments and Transfers. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement, the shares of Series A Preferred Stock and Series B Preferred Stock being purchased hereunder by EIS, and the shares of Common Stock underlying the Series A Preferred Stock and the Series B Preferred Stock may be transferred by EIS to its affiliates and subsidiaries or, in the case of such securities and with the prior written consent of the Company, which consent will not be unreasonably withheld, any other third party; provided, that EIS shall remain liable for its obligations hereunder after any such assignment. Other than as set forth above, no party shall transfer or assign this Agreement or any interest therein, without the prior written consent of the other party.

          SECTION 18. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired thereby.

          IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first written above.



                                 CELTRIX PHARMACEUTICALS INC.



                                 By:
                                    -------------------------------------
                                    Name: Andreas Sommer
                                    Title: President and Chief Executive Officer



                                 ELAN INTERNATIONAL SERVICES, LTD.



                                 By:
                                    -------------------------------------
                                    Name: Kevin Insley
                                    Title: President